EXHIBIT 99.2

S

3825 Fabian Way	M/S G-01
Palo Alto, CA	94303-4604

C. Patrick DeWitt

Chief Executive Officer

May 25, 2007

Robert H. Brumley

President and CEO

TerreStar Networks

One Discovery Square

12010 Sunset Hills Road, Suite 600

Reston, VA 20190

Dear Mr. Brumley:

As you are aware, the construction of TerreStar-1 satellite is at a very advanced stage, and SS/L has made significant progress in designing and building this satellite. Despite many challenges encountered, the satellite build is progressing at main body integration and we expect to start reference performance testing soon.

The contract remains in full force and we have received from TerreStar all of the payments due and owing to date amounting to 97.1 % of the TerreStar-1 satellite price (excluding in-orbit incentives).

Throughout the course of the satellite build, as we encountered schedule challenges, we have worked in conjunction with your team to manage those challenges so as to mitigate any schedule impact. Until now we had hoped that the mitigation efforts that you and we had put in place could be successful. Recent reviews, however, indicate that these efforts have not been fully successful in all cases. At this point, given the events described below, the only way to avoid a significant change in the scheduled delivery date would be to reduce satellite testing that we think could put optimum satellite performance at risk. While we understand your desire to maintain the existing schedule, and we have done everything at this point working with you to maintain it, we cannot recommend taking such risk.

We are providing you with information on events that have caused an impact to the completion of the satellite, as well as efforts we are undertaking to minimize this impact. The primary causes for the schedule impact are a few technical issues encountered during the development and build of payload hardware. There are three areas that have impacted the overall satellite schedule.

Letter to Robert H. Brumley

May 25, 2007

First is the delivery of S-band low noise amplifiers. After seven months of working on the design and build of breadboard models, the original supplier of this hardware was unable to meet the noise figure performance that was required to satisfy the very challenging satellite performance requirements. At this late stage, SS/L undertook an extensive investigation and decided to switch the supplier to another company, after careful reviews and confirmation that the new supplier would be able to meet the performance requirement. A very aggressive schedule was negotiated with the new supplier to deliver the assemblies within seven months (February 2007). However, during the development and qualification process, technical issues were encountered on two piece parts – a mechanical switch and the hermetic sealing process for a transistor device that is critical to the performance. These issues were investigated and resolved expeditiously in the interest of the performance and quality of the final product. However, the change of vendor at a late stage and subsequent technical issues resulted in significant delay in delivery of the flight units.

Second, three types of oscillators were ordered from a supplier after a detailed source selection process. These items have challenging performance requirements (in terms of phase noise and spurious performance) in order to meet the specific and stringent requirements dictated by the ground based beam forming function of the TerreStar system. Repeated redesign efforts were required to finalize designs to meet these requirements. As a result, the delivery schedule was continually impacted. SS/L has developed and implemented work-around procedures at the satellite level to continue with integration and test activities, to minimize the impact. We have a team of SS/L management, technical, production, and quality experts working at the supplier’s facility to expedite the delivery of these oscillators.

The third schedule critical item is the S-band feed array. This was also a new design calling for a full qualification program. Even though initial breadboard testing showed acceptable performance, the qualification model testing in March 2007 resulted in redesign of parts of the array. Consequently, due to the nature of machined parts affected by the redesign, the feed array delivery was impacted. SS/L is aggressively working the feed array schedule to minimize the overall program impact.

The combination of the above three issues has impacted the spacecraft delivery schedule. We have been managing these issues aggressively, and we believe we have them under control at this time. We are taking several steps to expedite the completion of the satellite. We have planned our resources such as TVAC and CATR facilities, and have procured external facilities, to avoid conflict with other programs. We will continue to execute the program aggressively to deliver the satellite for launch at the earliest possible date.

We are hereby providing you a revised date by which we expect to be able to ship the satellite. The new date is August, 2008, compared to the contractual date of October 26, 2007. This ship date will support a launch on or after September, 2008 on the Ariane-5 launch vehicle.

Letter to Robert H. Brumley

May 25, 2007

We are contractually obligated to apply any additional resources required at SS/L and our suppliers to meet our commitment.

We, as your overall contractor, hold ourselves responsible for the management of our subcontractors and for any internal product development, and realize that schedule delays such as these are frustrating as they are completely outside TerreStar’s control.

While the above discussion focuses on the issues encountered and the impact on the delivery, we would also like to highlight the significant progress we have made in building the satellite. To date we have installed more than 84% of the hardware units into the main body of the satellite. Despite the above mentioned hardware shortages, we have completed the assembly and test of the payload module, employing creative work-around plans as and when necessary. The payload modules have been integrated with the main structure and the main body integration activities are progressing at this time. Attached for your reference are a few photographs depicting the progress we have made in the satellite construction. Major activities remaining to be completed are reference performance testing, thermal vacuum testing, integration of antenna reflectors, tower structure and solar arrays, dynamics testing, and final performance testing.

We have and will continue to undertake every effort to mitigate delays resulting from technological challenges associated with the TerreStar program. We firmly believe that the quality of the product we deliver is of supreme importance. Please be assured that we will not make any compromise on the quality of the satellite in the interest of schedule.

We are fully committed to the above delivery date for the TerreStar-1 satellite. We will keep you apprised of the progress on the above issues, and any other issues and their resolution, as we progress with the test program on the satellite.

Sincerely,

C.P. DeWitt

Chief Executive Officer

cc:	Dennis Matheson